Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-166552, 333-158993, 333-149734, 333-145159, 333-138174 and 333-124059 pertaining to the DexCom, Inc. 2005 Equity Incentive Plan, the 2005 Employee Stock Purchase Plan, and the 1999 Stock Option Plan, and Form S-3 Nos. 333-162874, 333-157024, 333-155391 and 333-143560) of our reports dated February 23, 2012, with respect to the consolidated financial statements and schedule of DexCom, Inc., and the effectiveness of internal control over financial reporting of DexCom, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Diego, California

February 23, 2012